Smart Sand, Inc. Announces First Quarter 2020 Results
•1Q 2020 revenue of $47.5 million
•1Q 2020 total tons sold of approximately 757,000
•1Q 2020 Adjusted EBITDA of $6.4 million
•1Q 2020 Contribution Margin of $11.5 million
•1Q 2020 Contribution Margin per ton of $15.20

THE WOODLANDS, Texas, May 6, 2020 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac sand supply and services company that is a low-cost producer of high quality Northern White frac sand and provider of proppant logistics and storage solutions through its in-basin transloading terminal and SmartSystemsTM products and services, today announced results for the first quarter 2020.
Charles Young, Smart Sand’s Chief Executive Officer, stated “Although we had strong first quarter results, we recognize that the current market is changing rapidly due to the impact on demand from the COVID-19 coronavirus pandemic and the current oversupply of oil. We are in difficult times right now, but Smart Sand was built to last with strategic assets at the core of our business made to weather the storms that we are facing in the market today. We’ve made the tough decisions to reduce our workforce and cut costs as part of executing on our long-term strategy so that we can continue to operate the business we built. We have demonstrated in the past that we can manage through market downturns and we plan to do what it takes to manage through this one as well.”
“While our primary focus is currently on cost management and maintaining a strong balance sheet, we are still planning for the future. We continue to work with our customers and respond to their needs. While we have significantly pulled back on our capital expenditures for new SmartSystems, we are shifting our focus to perfecting our new SmartPath transloader. Our new SmartPath technology enables users to combine all of the benefits of bottom dump trailers with the safety, low dust and small footprint of silos on a wellsite. Our SmartPath's patent-pending features include a fixed-in-place drive-over sand drop area, complete dust control system, and the throughput capacity to keep ahead of the frac job.”

First Quarter 2020 Highlights
Revenues were $47.5 million in the first quarter of 2020, flat compared to fourth quarter of 2019 revenues of $47.7 million and a decrease of 8% compared to first quarter of 2019 revenues of $51.8 million. Included in revenues were $1.3 million and $11.6 million of shortfall revenues for the first quarter of 2020 and the fourth quarter of 2019, respectively. Solid revenues in the first quarter 2020 were due to higher sales volumes partially offset by lower shortfall revenue compared to the prior periods, respectively.
Overall tons sold were approximately 757,000 in the first quarter of 2020, compared with approximately 462,000 tons in the fourth quarter of 2019 and 648,000 tons in the first quarter of 2019. Activity remained strong through our terminal in Van Hook, North Dakota during the quarter.
Net loss was $84 thousand, or $0.00 per basic and diluted share, for the first quarter of 2020, compared with net income of $2.4 million, or $0.06 per basic share and diluted share, for the fourth quarter of 2019 and net income of $4.0 million, or $0.10 per basic and diluted share, for the first quarter of 2019. Net loss in the current period was impacted by seasonal inventory costs as we depleted our winter inventory. Higher shortfall revenue in both of the prior periods attributed to the higher net income in each respective period.
Adjusted EBITDA was $6.4 million for the first quarter of 2020, compared with $19.6 million for the fourth quarter 2019 and $12.4 million during the same period last year, decreases of 68% and 49%, respectively. The decrease in Adjusted EBITDA compared to the fourth quarter of 2019 was primarily due to lower shortfall revenue and higher cost of goods sold as we recognized seasonal inventory costs that had been capitalized into inventory in previous periods. The decrease in Adjusted EBITDA compared to the first quarter 2019 was due to lower shortfall revenue and lower average price per ton for sand in the current period.

Contribution margin was $11.5 million, or $15.20 per ton sold, for the first quarter of 2020 compared to $24.7 million, or $53.53 per ton sold, for the fourth quarter of 2019 and $17.1 million, or $26.35 per ton sold for the first quarter of 2019. Higher contribution margin and contribution margin per ton sold in the comparable periods was primarily due to higher shortfall revenue on lower overall volumes. First quarter 2020 contribution margin and contribution margin per ton were negatively impacted as we recognized previously capitalized costs in our winter stockpile.

Capital Expenditures
Our primary sources of liquidity are cash on hand, cash flow generated from operations and available borrowings under our ABL Credit Facility. As of March 31, 2020, cash on hand was $11.5 million and we had $14.0 million in undrawn availability on our ABL Credit Facility. For the three months ended March 31, 2020, we spent approximately $4.2 million on capital expenditures. The recent decline in oil prices resulting from a combination of oversupply and reduced demand related to the COVID-19 coronavirus pandemic has led many exploration and production companies and oilfield service companies to announce plans to slow or stop well completions activity. In response, we have reduced our total capital expenditure budget by up to $20 million, including a significant reduction in our SmartSystems™ manufacturing plans. We now estimate that full year 2020 capital expenditures will be approximately $5.0 million to $10.0 million.

Market Update
We generally expect the price of frac sand to correlate with the level of drilling and completions activity for oil and natural gas and we generally expect the level of drilling and completions activity to correlate with long-term trends in commodity prices. Recently, oil prices have declined to all-time lows as a result of decreased demand for oil from the COVID-19 coronavirus pandemic, as well as an increase in global oil supply driven by disagreements with respect to oil pricing between Russia and members of the Organization of the Petroleum Exporting Countries (“OPEC”), particularly Saudi Arabia. The COVID-19 coronavirus pandemic has caused a global decrease in all means of travel, the closure of borders between countries and a general slowing of economic activity worldwide which has decreased the demand for oil. In early March, discussions between Russia and Saudi Arabia deteriorated and the countries ended a three-year supply level agreement, which resulted in each country increasing its oil production. In April 2020, Russia and OPEC agreed to certain production cuts to mitigate the decline in the price of oil; however, such cuts may not be sufficient to stabilize the oil market if the decline in demand due to the COVID-19 coronavirus pandemic continues. Oil and natural gas prices are expected to continue to be volatile as a result of the increase of near-term supply and the decrease in overall demand caused by these events, and the Company cannot predict when prices will improve or stabilize.
In response, we have reduced our total capital expenditure budget, primarily as a reduction to our SmartSystems manufacturing plans. We have also put in place several cost-cutting measures, including headcount reductions at our Oakdale and Saskatoon, Canada operating facilities, salary reductions and suspension of our variable cash compensation programs for all employees. We drew $6.0 million on the ABL Credit Facility to provide additional immediate liquidity should the need arise. We have put in place multiple initiatives to protect the health and well-being of our workforce, including work-from-home arrangements for all employees that are able to do so and implementing social distancing requirements as prescribed by the federal, state and local government authorities.

Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors on May 6, 2020 at 10:00 a.m. Eastern Time to discuss the Company’s first quarter 2020 financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the “Investors” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (888) 799-5165 or, for international callers, (478) 219-0056. The passcode for the call is 5177517. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or, for international callers, (404) 537-3406. The conference ID for the replay is 5177517.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our current expectations about our future results.  The Company has attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions.  Although the Company believes that the expectations reflected and the assumptions or bases underlying its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, the severity and duration of the COVID-19 coronavirus pandemic, operational challenges relating to the COVID-19 coronavirus pandemic and efforts to mitigate the spread of the virus, the current significant surplus in the supply of oil, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 26, 2020, and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed by the Company with the SEC on May 6, 2020.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

About Smart Sand
We are a fully integrated frac sand supply and services company, offering complete mine to wellsite proppant logistics, storage and management solutions to our customers. We produce low-cost, high quality Northern White frac sand and offer proppant logistics, storage and management solutions to our customers through our in-basin transloading terminal and our SmartSystemsTM wellsite proppant storage capabilities. We provide our products and services primarily to oil and natural gas exploration and production companies and oilfield service companies. We own and operate a frac sand mine and related processing facility near Oakdale, Wisconsin, at which we have approximately 316 million tons of proven recoverable sand reserves and approximately 5.5 million tons of annual nameplate processing capacity. For more information, please visit www.smartsand.com.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Revenues	$47,488	$47,667	$51,775
Cost of goods sold	41,089	29,793	40,605
Gross profit	6,399	17,874	11,170
Operating expenses:
Salaries, benefits and payroll taxes	2,902	3,094	2,710
Depreciation and amortization	453	457	676
Selling, general and administrative	3,530	3,045	2,800
Change in the estimated fair value of contingent consideration	(1,020)	(515)	(967)
Impairment loss	—	7,914	—
Total operating expenses	5,865	13,995	5,219
Operating income	534	3,879	5,951
Other income (expenses):
Interest expense, net	(472)	(678)	(981)
Loss on extinguishment of debt	—	(561)	—
Other income	19	42	37
Total other income (expenses), net	(453)	(1,197)	(944)
Income before income tax expense	81	2,682	5,007
Income tax expense	165	294	974
Net (loss) income	$(84)	$2,388	$4,033
Net (loss) income per common share:
Basic	$—	$0.06	$0.10
Diluted	$—	$0.06	$0.10
Weighted-average number of common shares:
Basic	40,091	40,234	39,997
Diluted	40,091	40,238	39,997

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2020	December 31, 2019
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$11,523	$2,639
Accounts receivable, net	57,830	58,925
Unbilled receivables	229	4,765
Inventories	17,773	21,415
Prepaid expenses and other current assets	5,432	2,633
Total current assets	92,787	90,377
Property, plant and equipment, net	229,208	230,461
Operating lease right-of-use assets	25,100	28,178
Intangible assets, net	8,847	9,046
Other assets	3,509	3,541
Total assets	$359,451	$361,603
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,676	$3,961
Accrued and other expenses	6,452	8,578
Deferred revenue, current	6,386	7,654
Income taxes payable	430	542
Long-term debt, net, current	6,441	6,175
Operating lease liabilities, current	12,731	13,108
Total current liabilities	39,116	40,018
Deferred revenue, net	363	1,670
Long-term debt, net	31,228	28,240
Operating lease liabilities, long-term	12,676	15,469
Deferred tax liabilities, long-term, net	25,284	24,021
Asset retirement obligation	6,217	6,142
Contingent consideration	600	1,900
Total liabilities	115,484	117,460
Commitments and contingencies
Stockholders’ equity
Common stock	40	40
Treasury stock	(3,993)	(2,979)
Additional paid-in capital	166,308	165,223
Retained earnings	81,816	81,900
Accumulated other comprehensive loss	(204)	(41)
Total stockholders’ equity	243,967	244,143
Total liabilities and stockholders’ equity	$359,451	$361,603

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense; (iii) interest expense; and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations and other acquisition and development costs; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures; and
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure;
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income (loss) is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income (loss) presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated.
The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(in thousands)
Net (loss) income	$(84)	$2,388	$4,033
Depreciation, depletion and amortization	5,487	7,250	6,303
Income tax expense	165	294	974
Interest expense	480	679	981
Franchise taxes	56	51	85
EBITDA	$6,104	$10,662	$12,376
(Gain) loss on sale of fixed assets	—	(1)	(25)
Equity compensation (1)	926	708	699
Acquisition and development costs (2)	(822)	(315)	(947)
Non-cash impairment loss(3)	—	7,914	—
Cash charges related to restructuring and retention	82	55	41
Accretion of asset retirement obligations	75	64	279
Adjusted EBITDA	$6,365	$19,648	$12,423
(1) Represents the non-cash expenses for stock-based awards issued to our employees and employee stock purchase plan compensation expense.
(2) The three months ended March 31, 2020 includes $1,020 fair value adjustment of contingent consideration. The three months ended December 31, 2019 includes $515 fair value adjustment of contingent consideration, partially offset by $200 related to development project activities. The three months ended March 31, 2019 includes $967 fair value adjustment of contingent consideration.
_________________________

Contribution Margin

We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.
We believe that reporting contribution margin and contribution margin per ton sold provides useful performance metrics to management and external users of our financial statements, such as investors and commercial banks, because these metrics provide an operating and financial measure of our ability, as a combined business, to generate margin in excess of our operating cost base.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in our industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of contribution margin to gross profit.

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(in thousands)
Revenue	$47,488	$47,667	$51,775
Cost of goods sold	$41,089	29,793	$40,605
Gross profit	6,399	17,874	11,170
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	5,109	6,858	5,906
Contribution margin	$11,508	$24,732	$17,076
Contribution margin per ton	$15.20	$53.53	$26.35
Total tons sold	757	462	648

Investor Contacts
Josh Jayne
Finance Manager
(281) 231-2660
jjayne@smartsand.com

Lee Beckelman
CFO
(281) 231-2660
lbeckelman@smartsand.com